EXHIBIT 10.5
UNITED STATES OF AMERICA
BEFORE FEDERAL TRADE COMMISSION

COMMISSIONERS:	Deborah Platt Majoras, Chairman
Pamela Jones Harbour
Jon Leibowitz
William E. Kovacic
J. Thomas Rosch

)
In the Matter of	)
)
BOSTON SCIENTIFIC CORPORATION,	)
a corporation;	)
)
and	)
	)	Docket No.
GUIDANT CORPORATION,	)
a corporation.	)
)

DECISION AND ORDER

The Federal Trade Commission (“Commission”) having initiated an investigation of the proposed merger of Respondent Boston Scientific Corporation (“BSC”) and Respondent Guidant Corporation (“Guidant”), hereinafter referred to as “Respondents,” and Respondents having been furnished thereafter with a copy of a draft of Complaint that the Bureau of Competition proposed to present to the Commission for its consideration and which, if issued by the Commission, would charge Respondents with violations of Section 7 of the Clayton Act, as amended, 15 U.S.C. § 18, and Section 5 of the Federal Trade Commission Act, as amended, 15 U.S.C. § 45; and

Respondents, Abbott Laboratories, their attorneys, and counsel for the Commission having thereafter executed an Agreement Containing Consent Orders (“Consent Agreement”), containing an admission by Respondents of all the jurisdictional facts set forth in the aforesaid draft of Complaint, a statement that the signing of said Consent Agreement is for settlement purposes only and does not constitute an admission by Respondents that the law has been violated as alleged in such Complaint, or that the facts as alleged in such Complaint, other than jurisdictional facts, are true, and waivers and other provisions as required by the Commission’s Rules; and

The Commission having thereafter considered the matter and having determined that it had reason to believe that Respondents have violated the said Acts, and that a Complaint should issue stating its charges in that respect, and having accepted the executed Consent Agreement and placed such Consent Agreement on the public record for a period of thirty (30) days for the receipt and consideration of public comments, now in further conformity with the procedure described in Commission Rule 2.34, 16 C.F.R. § 2.34, the Commission hereby makes the following jurisdictional findings and issues the following Decision and Order (“Order”):

1.  Respondent BSC is a corporation organized, existing and doing business under and by virtue of the laws of the State of Delaware, with its offices and principal place of business located at One Boston Scientific Place, Natick, MA 01760.

2.  Respondent Guidant is a corporation organized, existing and doing business under and by virtue of the laws of the State of Indiana, with its offices and principal place of business located at 111 Monument Circle, Indianapolis, IN 46204.

3.  Abbott Laboratories is a corporation organized, existing, and doing business under and by virtue of the laws of the State of Illinois, with its offices and principal place of business located at 100 Abbott Park Road, Abbott Park, IL 60064.

3.  The Federal Trade Commission has jurisdiction over the subject matter of this proceeding and of Respondents and Abbott Laboratories, and the proceeding is in the public interest.

ORDER

I.

IT IS ORDERED that, as used in this Order, the following definitions shall apply:

A.
“BSC” means Boston Scientific Corporation, its directors, officers, employees, agents, representatives, predecessors, successors, and assigns; its joint ventures, subsidiaries, divisions, groups and affiliates controlled by Boston Scientific Corporation, and the respective directors, officers, employees, agents, representatives, successors, and assigns of each. After the Effective Date, the term “BSC” shall include Guidant.

B.
“Guidant” means Guidant Corporation, its directors, officers, employees, agents, representatives, predecessors, successors, and assigns; its joint ventures, subsidiaries, divisions, groups and affiliates controlled by Guidant Corporation, and the respective directors, officers, employees, agents, representatives, successors, and assigns of each.

C.	“Respondents” means BSC and Guidant, individually and collectively.

D.	“Commission” means the Federal Trade Commission.

E.
“Abbott” means Abbott Laboratories, its directors, officers, employees, agents, representatives, predecessors, successors, and assigns; its joint ventures, subsidiaries, divisions, groups and affiliates controlled by Abbott Laboratories, and the respective directors, officers, employees, agents, representatives, successors, and assigns of each.

F.
“Abbott Agreement” means the “Transaction Agreement” by and between BSC and Abbott dated January 8, 2006, as amended as of January 16, 2006, February 16, 2006, and April 5, 2006, and all amendments, exhibits, attachments, agreements, and schedules thereto, including, but not limited to, the May 19, 2006, amendment to the Master Transition Services Agreement, that have been approved by the Commission to accomplish the requirements of this Order. The Abbott Agreement is attached to this Order as non-public Appendix I.

G.
“Acquisition” means the acquisition contemplated by the “Agreement and Plan of Merger” dated as of January 25, 2006, by and among BSC and Guidant (“Acquisition Agreement”), whereby BSC agreed to acquire Guidant.

H.
“Actual Cost” means the actual cost incurred to provide the relevant assistance or service (including a reasonable allocation for overhead expenses attributable thereto and without any markup for profit), calculated in a manner consistent with past custom and practice.

I.
“Agency(ies)” means any governmental regulatory authority or authorities in the world responsible for granting approval(s), clearance(s), qualification(s), license(s) or permit(s) for any aspect of the research, Development, manufacture, marketing, distribution or sale of Drug Eluting Stents or Vascular Products. The term “Agency” includes, but is not limited to, the United States Food and Drug Administration (“FDA”).

J.
“Assets to be Divested” means all of Respondent Guidant’s assets, tangible and intangible, businesses and goodwill existing as of the Closing Date, that are related primarily to (with “primarily” being determined by taking into account revenues, assets, personnel, registrations and other relevant factors) the research, Development, manufacture, distribution, marketing or sale of Vascular Products, including, without limitation, the following:

1.	all Vascular Intellectual Property;

2.	all Guidant Vascular Plants;

3.	all Vascular Manufacturing Technology;

4.	all Vascular Scientific and Regulatory Material;

5.	all Respondent Guidant’s books, records and files related to the foregoing or to Vascular Products;

6.	all Guidant Vascular Manufacturing Equipment;

7.
all rights, titles and interests in and to the contracts entered into in the ordinary course of business with customers, suppliers, sales representatives, distributors, agents, personal property lessors, personal property lessees, licensors, licensees, consignors, consignees, including, without limitation, all contracts with any Third Party for the supply of components used in the manufacture of Guidant Vascular Products;

8.	all inventory, including raw materials, packaging materials, work-in-process and finished goods;

9.	all commitments and orders for the purchase of goods that have not been shipped;

10.	all rights under warranties and guarantees, express or implied; and

11.	all items of prepaid expenses;

provided, however, “Assets to be Divested” does not include the name “Guidant”; provided further, however,“Assets to be Divested” does not include the capital stock and equity interests of EndoVascular Technologies, Inc., a Delaware corporation (“EVT”), or any subsidiary thereof or any assets of EVT or and subsidiary thereof, including all rights of Guidant, EVT and any other Guidant subsidiary with respect to the ANCURE ENDOGRAFT System.

K.	“BSC Senior Management” means the executive officers of BSC for purposes of SEC filings, excluding the three individuals who will run the CRM Business.

L.	“BSC Shares” means all shares of stock of BSC that Abbott holds or acquires pursuant to the Remedial Agreement.

M.	“Business Day” means any day other than Saturday, Sunday, or any Federal holiday.

N.
“Cameron” means Cameron Health, Inc., a corporation organized, existing, and doing business under and by virtue of the laws of the State of Delaware, having its principal place of business located at 905 Calle Amanecer, Suite 300, San Clemente, California 92673.

O.	“Closing Date” means the date on which Respondents (or a Divestiture Trustee) and a Commission-approved Acquirer consummate a transaction to Divest the Assets to be Divested pursuant to this Order.

P.	“Commission-approved Acquirer” means the following:

1.	Abbott; or

2.	an entity that receives the prior approval of the Commission to acquire the Assets to be Divested.

Q.
“Confidential Business Information” means all information owned by, or in the possession or control of, Respondents that is not in the public domain and that is related to the research, Development, manufacture, marketing, importation, exportation, supply, sales, sales support, or use of a Product.

R.	“Control” means holding fifty (50) percent or more of the outstanding voting securities of an issuer.

S.	“CRM Business” means the cardiac rhythm management business of BSC (including, after the Effective Date, Guidant).

T.	“Day(s)” means the period of time prescribed under this Order as computed pursuant to 16 C.F.R. § 4.3 (a).

U.
“Development” means all preclinical and clinical drug and/or device development activities, including test method development and stability testing, toxicology, bioequivalency, formulation, process development, manufacturing scale-up, development-stage manufacturing, quality assurance/quality control development, statistical analysis and report writing, conducting clinical trials for the purpose of obtaining any and all approvals, licenses, registrations or authorizations from any Agency necessary for the manufacture, use, storage, import, export, transport, promotion, marketing and sale of a Product (including any governmental price or reimbursement approvals), Product approval and registration, and regulatory affairs related to the foregoing. “Develop” means to engage in Development.

V.	“Divest” or “Divestiture” means to divest, grant, license, deliver and/or otherwise convey.

W.	“Divestiture Trustee” means a trustee appointed by the Commission pursuant to the relevant provisions of this Order.

X.	“Drug Eluting Stent” means a Stent that elutes or otherwise delivers one or more drugs or pharmaceutical compositions.

Y.	“Effective Date” means the earlier of the following dates:

1.	the date the Respondents close on the Acquisition Agreement; or

2.	the date the merger contemplated by the Acquisition Agreement becomes effective by filing the certificate of merger with the Secretary of State of the State of Indiana.

Z.
“Field” means the use, manufacture, distribution, offer for sale, promotion, advertisement, research, Development, sale, importation, exportation, or to have used, made, distributed, offered for sale, promoted, advertised, researched, Developed, sold, imported, or exported Vascular Products.

AA.
“Governmental Entity” means any Federal, state, local or non-U.S. government or any court, legislature, governmental agency or governmental commission or any judicial or regulatory authority of any government.

BB.
“Guidant Drug Eluting Stent” means the everolimus eluting Stent system in Development by Guidant on the Closing Date, as approved by applicable Governmental Entities, including the FDA, and any improvements or iterations thereof approved for sale during the term of the applicable supply arrangements and of the type that could be approved by a supplement to an approved PMA rather than requiring a new PMA if such Stent were to be sold in the United States.

CC.
“Guidant Drug Eluting Stent Intellectual Property” means all Vascular Intellectual Property, including Intellectual Property available to Guidant pursuant to agreements with Third Parties and subject to the terms of those agreements, that is used in the Drug Eluting Stent program of Guidant having a priority date prior to, or otherwise existing as of, the Closing Date, including Intellectual Property relating to the bare metal and bioabsorbable stents, drugs, polymers and delivery systems used with respect to such Drug Eluting Stents.

DD.	“Guidant Vascular Employees” means all employees of Guidant involved in the research, Development, manufacture, distribution, marketing or sale of Guidant Vascular Products.

EE.
“Guidant Vascular Manufacturing Equipment” means, unless otherwise provided in a Remedial Agreement, all assets used, to any extent, in the manufacture, research, Development or packaging of Guidant Vascular Products, including equipment located in the Jointly Held Plants, but not including any equipment at the Jointly Held Plants relating solely to the manufacture, research, Development or packaging of Retained Products.

FF.
“Guidant Vascular Plants” means all locations or properties of Guidant at which Guidant Vascular Products are researched, Developed, manufactured, distributed, warehoused or sold, including, but not limited to, the facilities owned by Guidant in Santa Clara, California and Temecula, California, the facilities leased by Guidant in Temecula, California, the facilities of Guidant located in Brussels, Belgium, and certain property located in Tokyo, Japan (as set forth in the Remedial Agreement), but not including the Jointly Held Plants, the facilities of Guidant located in Indianapolis, Indiana, or certain property located in Tokyo, Japan (as set forth in the Remedial Agreement).

GG.	“Guidant Vascular Products” mean those Vascular Products researched, Developed, manufactured or sold by Guidant as of the Effective Date.

HH.	“Intellectual Property” means all intellectual property rights of any kind, including rights in, to and concerning:

1.	Patents;

2.
trademarks, service marks, trade names, trade dress, logos, domain names (collectively, Trademarks); trade secrets, know-how, techniques, software, code, data, databases and compilations of information, copyrights, works of authorship, inventions, formulas, processes, practices, methods and other confidential or proprietary technical, business, research, Development and other information; and

3.	rights to obtain and file for Patents and registrations thereof;

II.	“Interim Monitor” means a monitor appointed by the Commission pursuant to Paragraph III of this Order.

JJ.
“Jointly Held Plants” means those manufacturing facilities of Guidant that produce Vascular Products and other Products, including, but not limited to, the Guidant plants located in Clonmel, Ireland and Dorado, Puerto Rico, but not including the facilities owned by Guidant in Santa Clara, California and Temecula, California, and the facilities leased by Guidant in Temecula, California.

KK.	“Law” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law by any Governmental Entity.

LL.
“Patents” means all patents, patent applications and statutory invention registrations in which Respondents hold rights, either through assignment or license, and includes all reissues, divisions, continuations, continuations_in_part, substitutions, reexaminations, restorations, and/or patent term extensions thereof, all inventions disclosed therein, all rights therein provided by international treaties and conventions, and all rights to obtain and file for patents and registrations thereto.

MM.
“Product” means any medical device or system or pharmaceutical, biological, or genetic composition containing any formulation or dosage of a compound referenced as its pharmaceutically, biologically or genetically active ingredient.

NN.	“Remedial Agreement” means the following:

1.	the Abbott Agreement; and

2.
any agreement between a Respondent(s) and a Commission-approved Acquirer (or between a Divestiture Trustee and a Commission-approved Acquirer) that has received the prior approval of the Commission to accomplish the requirements of this Order, and all amendments, exhibits, attachments, agreements, and schedules thereto, related to the Assets to be Divested, that have been approved by the Commission to accomplish the requirements of this Order.

OO.	“Retained Product” means any Product(s) other than a Vascular Product.

PP.
“Stent” means stents that provide intralumenal support through the use of members to form a stent scaffold, which is principally responsible for intralumenal support in the treatment of vascular disease.

QQ.	“Third Party(ies)” means any private entity other than the following: (1) the Respondents, or (2) the Commission-approved Acquirer.

RR.
“Transfer Date” means as to each production line of Guidant Vascular Manufacturing Equipment at a Jointly Held Plant, the date on which the production line is shut down for disassembly and transfer to the facility of the Commission-approved Acquirer.

SS.	“Vascular Business” means the vascular intervention and endovascular solutions businesses of Guidant.

TT.
“Vascular Intellectual Property” means all Intellectual Property related primarily to (with “primarily” being determined by taking into account revenues, assets, personnel, registrations and other relevant factors) the Vascular Products including methods of manufacture, commercialization and use of Vascular Products, provided, however, “Vascular Intellectual Property” does not include the name “Guidant.”

UU.
“Vascular Manufacturing Technology” means all technology, trade secrets, know-how, and proprietary information (whether patented, patentable or otherwise) related to the manufacture (including all equipment used to manufacture a Product in final finished form), validation, packaging, release testing, stability and shelf life of Guidant Vascular Products, including all product specifications, processes, product designs, plans, trade secrets, ideas, concepts, manufacturing, engineering and other manuals and drawings, standard operating procedures, flow diagrams, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, efficacy, bioequivalency, quality assurance, quality control and clinical data, research records, compositions, annual product reviews, process validation reports, analytical method validation reports, specifications for stability trending and process controls, testing and reference standards for impurities in and degradation of products, technical data packages, chemical and physical characterizations, dissolution test methods and results, formulations for administration, clinical trial reports, regulatory communications and labeling and all other information related to the manufacturing process, supplier lists, and supplier contracts.

VV.
“Vascular Products” means all Products used in vascular intervention and endovascular procedures, including, but not limited to, balloon catheters, atherectomy devices, guidewires, guiding catheters, stents, drug eluting stents, bioabsorbable and/or biodegradable stents, stent coatings, and embolic protection devices; provided, however, that except as set forth in any Remedial Agreement, Vascular Products shall not include Products related primarily (with “primarily” being determined by taking into account revenues, assets, personnel, registrations and other relevant factors) to cardiac rhythm management or cardiac surgery procedures.

WW.
“Vascular Scientific and Regulatory Material” means all technological, scientific, chemical, biological, pharmacological, toxicological, regulatory and clinical trial materials and information related to Guidant Vascular Products, and full rights to use such materials, in any and all jurisdictions.

II.

IT IS FURTHER ORDERED that:

A.
Not later than immediately prior to the Acquisition, Guidant shall Divest the Assets to be Divested to Abbott, absolutely and in good faith, at no minimum price and royalty-free, pursuant to and in accordance with the Abbott Agreement (which agreement shall not vary or contradict, or be construed to vary or contradict, the terms of this Order, it being understood that nothing in this Order shall be construed to reduce any rights or benefits of Abbott or to reduce any obligations of Respondents under such agreement);

provided, however, that Respondents may include as part of a Remedial Agreement a requirement that the Commission-approved Acquirer make one-time fixed payments upon FDA approval and/or approval from the Ministry of Health and Welfare of Japan of a Drug Eluting Stent using everolimus;

provided further, however, that Respondents may include as part of a Remedial Agreement a requirement that the Commission-approved Acquirer pay royalties to the same extent and on the same basis that Guidant pays royalties to any Third Party. Such royalties shall be paid by the Commission-approved Acquirer directly to the Third Party and Respondents shall obtain no information about such payments except for an acknowledgment that the payment has been made;

provided further, however, that Respondents may include as part of a Remedial Agreement that BSC will obtain a license to the Guidant Drug Eluting Stent Intellectual Property, which license may provide that any rights to Guidant Drug Eluting Stent Intellectual Property granted by Abbott to a Third Party shall not extend to such Third Party’s Drug Eluting Stent system if the drug used in such Drug Eluting Stent system is everolimus, and a supply of Guidant Drug Eluting Stents from the Commission-approved Acquirer;

provided further, however, that Respondents may include as part of a Remedial Agreement that BSC will obtain a license to any portion of the Vascular Intellectual Property that is used or in Development as of the Effective Date with Retained Products of Guidant, limited to use for Retained Products;

provided further, however, that at Abbott’s sole discretion, Guidant may Divest to Abbott the shares in Guidant Intercontinental Trading (Shanghai) Co. Ltd. after the Effective Date;

provided further, however, that at Abbott’s sole discretion, Guidant may Divest to Abbott any other assets or interests which constitute an insubstantial portion of the Assets to be Divested after the Effective Date;

provided further, however, that at Abbott’s sole discretion, Respondents need not divest to Abbott one-half of the interests in any Third Party in which Guidant holds an interest;

provided further, however, that Respondents shall not be required to divest any interest in EndoTex Interventional Systems, Inc.;

provided further, however, that Respondents shall not be required to divest any portion of the Assets to be Divested that Abbott, in its sole discretion, has affirmatively elected not to acquire in any Remedial Agreement.

B.	BSC shall not acquire Guidant until after Guidant shall have Divested the Assets to be Divested to a Commission-approved Acquirer and pursuant to a Remedial Agreement.

C.
Not later than immediately prior to the Acquisition, Guidant shall grant to Abbott a perpetual, non-exclusive, fully paid-up and royalty-free, worldwide license (with the exclusive right to license or sublicense in the Field, except that BSC may retain the right to license or sublicense “have made” rights solely on behalf of BSC in the Field) under all Intellectual Property, having a priority date prior to, or otherwise existing as of the Closing Date, that is owned or, to the extent permitted by the applicable agreement, licensed to (with the right to sublicense) or otherwise controlled by, Guidant immediately prior to the Acquisition that is used in the Vascular Business, but is not included in the Assets to be Divested.

D.
If, as a result of any failure by Respondents to Divest the Assets to be Divested within the time period required by this Order, Guidant loses any rights to any portion of the Vascular Intellectual Property included within the Assets to be Divested, then the Commission may require BSC to license or Divest to the Commission-approved Acquirer such portions of

BSC’s Vascular Intellectual Property as the Commission determines is appropriate to make up for the loss of such Vascular Intellectual Property held by Guidant prior to the Acquisition.

E.
Any Remedial Agreement shall be deemed incorporated into this Order, and any failure by Respondents to comply with any term of such Remedial Agreement shall constitute a failure to comply with this Order.

F.
Respondents, in any Remedial Agreement related to the Assets to be Divested, shall covenant to the Commission-approved Acquirer that, after the Closing Date, Respondents shall not join, or file, prosecute, continue or maintain any suit, in Law or equity, against the Commission-approved Acquirer for the research, Development, manufacture, use, import, distribution, marketing or sale of (a) any Vascular Product that is approved for sale in the U.S., Europe or Japan, manufactured by Guidant or for Guidant by any Person other than a Restricted Person as defined in the Abbott Agreement and sold by Guidant in commercial quantities as of the Closing Date, or (b) any Vascular Product in human clinical trials on the Closing Date that is manufactured by Guidant or for Guidant by any Person other than a Restricted Person as defined in the Abbott Agreement; provided, however, that this covenant need not extend to Restricted Persons as defined in the Abbott Agreement.

G.
Respondents, in any Remedial Agreement related to the Assets to be Divested, shall covenant to the Commission-approved Acquirer that, for a period of eight (8) years after the Closing Date, and thereafter with respect to any action occurring during such eight (8) year period, Respondents shall not join, or file, prosecute, continue or maintain any suit, in Law or equity, against the Commission-approved Acquirer for the research, Development, manufacture, use, import, distribution, marketing or sale of any Vascular Products manufactured by the Commission-approved Acquirer or for the Commission-approved Acquirer by any Person other than (except as provided in the Abbott Agreement) a Restricted Person as defined in the Abbott Agreement; provided, however, that this covenant need not extend to Restricted Persons as defined in the Abbott Agreement.

H.
Prior to the Closing Date, Respondents shall secure all consents and waivers from all Third Parties that are necessary for the transfer of the Vascular Intellectual Property of Guidant to the Commission-approved Acquirer, or for the continued research, Development, manufacture, use, import, distribution, marketing or sale of Vascular Products by the Commission-approved Acquirer, provided however, that this provision shall apply only to consents and waivers that are necessary for the continued viability of the Assets to be Divested.

I.
After the Closing Date, Respondents shall not join, or file, prosecute, continue or maintain any suit, in Law or equity, against the Commission-approved Acquirer for the research, Development, manufacture, use, import, distribution, marketing or sale of (a) any Vascular Product that is approved for sale in the U.S., Europe or Japan, manufactured by Guidant or for Guidant by any Person other than a Restricted Person as defined in the Abbott Agreement and sold by Guidant in commercial quantities as of the Closing Date, or (b) any Vascular Product in human clinical trials on the Closing Date that is manufactured by Guidant or for Guidant by any Person other than a Restricted Person as defined in the Abbott Agreement; and for a period of eight (8) years after the Closing Date, and thereafter with respect to any action occurring during such eight (8) year period, Respondents shall not join, or file, prosecute, continue or maintain any suit, in Law or equity, against the Commission-approved Acquirer for the research, Development, manufacture, use, import, distribution, marketing or sale of any Vascular Products manufactured by the Commission-approved Acquirer or for the Commission-approved Acquirer by any Person other than (except as provided in the Abbott Agreement) a Restricted Person as defined in the Abbott Agreement; provided, however, that this requirement shall not extend to Restricted Persons as defined in the Abbott Agreement.

J.
No later than ninety (90) days after the Closing Date, Respondents shall segregate the Guidant Vascular Plants and the Jointly Held Plants such that Respondents’ employees shall have no access to those portions of the Guidant Vascular Plants and the Jointly Held Plants involved in the research, Development, manufacture, use, import, distribution, marketing or sale of Vascular Products. At the option of the Commission-approved Acquirer (to be exercised no later than ninety (90) days after the date the Commission-approved Acquirer signs a Remedial Agreement with Respondents to effect the divestiture of the Assets to be Divested), Respondents shall include in any Remedial Agreement the following provisions, and Respondents shall satisfy the following:

1.
Respondents shall, no later than ninety (90) days after the Closing Date, file all papers and take all steps necessary to divide the plot of land on which the Clonmel, Ireland plant of Guidant is situated such that the Commission-approved Acquirer will own the new building currently being constructed at the site, together with all land, parking facilities, access roads and real property not necessary for the operations of the current facility, in fee simple.

2.
Respondents shall, until the Transfer Date, provide the Commission-approved Acquirer with all services and support necessary at the Jointly Held Plants to enable the Commission-approved Acquirer to continue in the research, Development, manufacture, use, import, distribution, marketing or sale of Vascular Products at such Jointly Held Plants to the same extent that Guidant was prior to the Acquisition.

3.
Respondents shall, until two (2) years after the Closing Date, or one (1) year after the Transfer Date, whichever is later, provide assistance and advice to enable the Commission-approved Acquirer to obtain all necessary licenses, registrations or approvals to manufacture and sell the Vascular Products manufactured by Guidant at the Jointly Held Plants.

4.
Respondents shall enter into an agreement to supply to the Commission-approved Acquirer administrative, human resources, accounting and legal services (such legal services to be limited to providing historical information concerning legal matters) for a period not longer than three (3) years following the Closing Date.

5.	Respondents shall, no later than eighteen (18) months after the Closing Date, remove all assets not being divested to the Commission-approved Acquirer from each of the Guidant Vascular Plants.

6.
Respondents shall provide to the Commission-approved Acquirer all documents or materials in Respondent Guidant’s possession, custody or control as of the Effective Date to the extent related to Vascular Products.

K.
If the Commission determines that Respondents have not complied with the requirements of Paragraphs II.J. of this Order, the Commission may require Respondents to Divest the Jointly Held Plants to the Commission-approved Acquirer. Respondents shall complete such Divestiture, if required by the Commission, within ninety (90) days of the date the Commission notifies Respondents of its determination, and shall Divest the Jointly Held Plants only in a manner that receives the prior approval of the Commission.

L.	Respondents shall:

1.
not later than twenty five (25) days before the Closing Date (a) provide to the Commission-approved Acquirer a list of all Guidant Vascular Employees; (b) allow the Commission-approved Acquirer to interview any Guidant Vascular Employees; and (c) in compliance with all laws, allow the Commission-approved Acquirer to inspect the personnel files and other documentation relating to such Guidant Vascular Employees;

2.
not later than fifteen (15) days before the Closing Date provide an opportunity for the Commission-approved Acquirer: (a) to meet personally, and outside the presence or hearing of any employee or agent of Respondents, with any one or more of the Guidant Vascular Employees; and (b) to make offers of employment to any one or more of the Guidant Vascular Employees;

3.
not interfere, directly or indirectly, with the hiring or employing by the Commission-approved Acquirer of Guidant Vascular Employees, and shall remove any impediments or incentives within the control of Respondents that may deter these employees from accepting employment with the Commission-approved Acquirer, including, but not limited to, any non-compete provisions of employment or other contracts with Respondents that would affect the ability or incentive of those individuals to be employed by the Acquirer. In addition, Respondents shall not make any counteroffer to a Guidant Vascular Employee who receives a written offer of employment from the Commission-approved Acquirer; and

4.
not, for a period of one (1) year following the Closing Date without the Commission-approved Acquirer’s prior written consent, directly or indirectly, solicit or otherwise attempt to induce any of the Guidant Vascular Employees to terminate their employment with the Commission-approved Acquirer; provided however, that Respondents may:

a.	advertise for employees in newspapers, trade publications or other media not targeted specifically at Guidant Vascular Employees, or

b.	hire Guidant Vascular Employees who apply for employment with Respondents, as long as such employees were not solicited by Respondents in violation of this Paragraph II.L.4;

provided further however, that this Paragraph II.L.4 shall not prohibit Respondents from making offers of employment to or employing any Guidant Vascular Employee after the Closing Date where the Commission-approved Acquirer has notified Respondents in writing that the Commission-approved Acquirer does not intend to make an offer of employment to that employee.

M.
Prior to the Closing Date, Respondents shall secure all consents and waivers from all Third Parties that are necessary for the Divestiture of the Assets to be Divested, and for the continued research, Development, manufacture, use, import, distribution, marketing or sale by the Commission-approved Acquirer of Vascular Products manufactured by Guidant or for Guidant by a Person other than a Restricted Person as defined in the Abbott Agreement, provided however, that this provision shall apply only to consents and waivers that are necessary for the continued viability of the Assets to be Divested.

N.
In the event that Respondents are unable to satisfy all conditions necessary to Divest any intangible asset that is a permit, license or right granted by any domestic or foreign Governmental Entity, Respondents shall provide such assistance as the Commission-approved Acquirer may reasonably request in the Commission-approved Acquirer’s efforts to obtain a comparable permit, license or right.

O.
Respondents shall not use, directly or indirectly, any Confidential Business Information (other than as necessary to comply with the requirements of this Order or the Abbott Agreement) related to the research, Development, manufacture, use, import, distribution, marketing or sale of the Guidant Vascular Products, and shall not disclose or convey such Confidential Business Information, directly or indirectly, to any person except in connection with the Divestiture of the Guidant Vascular Business, to the Interim Monitor, if any, and to the Divestiture Trustee, if any; provided however, that:

1.
This Paragraph II.O. shall not apply to any Confidential Business Information related to the Guidant Vascular Products that Respondents can demonstrate to the Commission that Respondent BSC obtained other than in connection with the Acquisition.

2.
This Paragraph II.O. shall not apply to any Confidential Business Information related to the Guidant Drug Eluting Stent Intellectual Property if Respondent BSC has received a license to the Guidant Drug Eluting Stent Intellectual Property from the Commission-approved Acquirer.

3.	This Paragraph II.O. shall not apply to any Confidential Business Information related to Retained Products for use with Retained Products.

4.
This Paragraph II.O. shall not apply to the use of Confidential Business Information by Respondents in complying with the requirements or obligations of the laws of the United States or other countries.

5.
This Paragraph II.O. shall not apply to the use of Confidential Business Information by Respondents to defend against legal claims brought by any Third Party, or investigations or enforcement actions by government authorities, provided that the Commission-approved Acquirer has consented to such use.

6.	This Paragraph II.O. shall not apply to the use of Confidential Business Information by Respondents to the extent consented to by the Commission-approved Acquirer.

Provided, however, that Respondents shall require any BSC employees or agents who as of the Effective Date or pursuant to the Abbott Agreement have access to Confidential Business Information related to the Guidant Vascular Products to enter into, no later than thirty (30) days after the Closing Date, confidentiality agreements with the Respondents and the Commission-approved Acquirer not to disclose such Confidential Business Information except as set forth in this Paragraph II.O.

P.
The purpose of the Divestiture of the Assets to be Divested to a Commission-approved Acquirer is to create an independent, viable and effective competitor in the Drug Eluting Stent market, the Coronary Guidewire market, and the PTCA Balloon Catheter market, and to remedy the lessening of competition resulting from the Acquisition as alleged in the Commission’s Complaint.

III.

IT IS FURTHER ORDERED that:

A.
At any time after Respondents sign the Consent Agreement in this matter, the Commission may appoint a monitor (“Interim Monitor”) to assure that Respondents expeditiously comply with all of their obligations and perform all of their responsibilities as required by this Order and the Remedial Agreement.

B.
The Commission shall select the Interim Monitor, subject to the consent of Respondent BSC, which consent shall not be unreasonably withheld. If Respondent BSC has not opposed, in writing, including the reasons for opposing, the selection of a proposed Interim Monitor within ten (10) Days after notice by the staff of the Commission to Respondent BSC of the identity of any proposed Interim Monitor, Respondents shall be deemed to have consented to the selection of the proposed Interim Monitor.

C.
Not later than ten (10) Days after the appointment of the Interim Monitor, Respondents shall execute an agreement that, subject to the prior approval of the Commission, confers on the Interim Monitor all the rights and powers necessary to permit the Interim Monitor to monitor Respondents’ compliance with the relevant requirements of this Order in a manner consistent with the purposes of this Order.

D.	If an Interim Monitor is appointed, Respondents shall consent to the following terms and conditions regarding the powers, duties, authorities, and responsibilities of the Interim Monitor:

1.
The Interim Monitor shall have the power and authority to monitor Respondents’ compliance with the Divestiture and related requirements of this Order, and shall exercise such power and authority and carry out the duties and responsibilities of the Interim Monitor in a manner consistent with the purposes of this Order and in consultation with the Commission.

2.	The Interim Monitor shall act in a fiduciary capacity for the benefit of the Commission.

3.	The Interim Monitor shall serve until the later of:

a.
the completion by Respondents of the obligation to Divest the Assets to be Divested in a manner that fully satisfies the requirements of this Order and notification by the Commission-approved Acquirer to the Interim Monitor that it is fully capable of producing the relevant Product(s) acquired pursuant to a Remedial Agreement independently of Respondents; or

b.	the completion by Respondents of the last obligation under this Order pertaining to the Interim Monitor’s service;

provided, however, that the Commission may extend or modify this period as may be necessary or appropriate to accomplish the purposes of this Order.

4.
Subject to any demonstrated legally recognized privilege, the Interim Monitor shall have full and complete access to Respondents’ personnel, books, documents, records kept in the normal course of business, facilities and technical information, and such other relevant information as the Interim Monitor may reasonably request, related to

Respondents’ compliance with their obligations under this Order, including, but not limited to, their obligations related to the Assets to be Divested. Respondents shall cooperate with any reasonable request of the Interim Monitor and shall take no action to interfere with or impede the Interim Monitor's ability to monitor Respondents’ compliance with this Order.

5.
The Interim Monitor shall serve, without bond or other security, at the expense of Respondents on such reasonable and customary terms and conditions as the Commission may set. The Interim Monitor shall have authority to employ, at the expense of the Respondents, such consultants, accountants, attorneys and other representatives and assistants as are reasonably necessary to carry out the Interim Monitor’s duties and responsibilities.

6.
Respondents shall indemnify the Interim Monitor and hold the Interim Monitor harmless against any losses, claims, damages, liabilities, or expenses arising out of, or in connection with, the performance of the Interim Monitor’s duties, including all reasonable fees of counsel and other reasonable expenses incurred in connection with the preparations for, or defense of, any claim, whether or not resulting in any liability, except to the extent that such losses, claims, damages, liabilities, or expenses result from misfeasance, gross negligence, willful or wanton acts, or bad faith by the Interim Monitor.

7.
Respondents shall report to the Interim Monitor in accordance with the requirements of this Order and/or as otherwise provided in any agreement approved by the Commission. The Interim Monitor shall evaluate the reports submitted to the Interim Monitor by Respondents, and any reports submitted by the Commission-approved Acquirer with respect to the performance of Respondents’ obligations under this Order or the Remedial Agreement. Within thirty (30) Days from the date the Interim Monitor receives these reports, the Interim Monitor shall report in writing to the Commission concerning performance by Respondents of their obligations under this Order.

8.
Respondents may require the Interim Monitor and each of the Interim Monitor’s consultants, accountants, attorneys and other representatives and assistants to sign a customary confidentiality agreement; provided, however, that such agreement shall not restrict the Interim Monitor from providing any information to the Commission.

E.
The Commission may, among other things, require the Interim Monitor and each of the Interim Monitor’s consultants, accountants, attorneys and other representatives and assistants to sign an appropriate confidentiality agreement related to Commission materials and information received in connection with the performance of the Interim Monitor’s duties.

F.	If the Commission determines that the Interim Monitor has ceased to act or failed to act diligently, the Commission may appoint a substitute Interim Monitor in the same manner as provided in this Paragraph.

G.
The Commission may on its own initiative, or at the request of the Interim Monitor, issue such additional orders or directions as may be necessary or appropriate to assure compliance with the requirements of this Order.

H.	The Interim Monitor appointed pursuant to this Order may be the same person appointed as a Divestiture Trustee pursuant to the relevant provisions of this Order.

IV.
IT IS FURTHER ORDERED that:

A.
If Respondents have not fully complied with the obligations to Divest the Assets to be Divested as required by this Order, or the Jointly Held Plants pursuant to Paragraph II.K. if required, or Abbott has not Divested the BSC Shares as required by Paragraph V., the Commission may appoint a trustee (“Divestiture Trustee”) to Divest the Assets to be Divested or the BSC Shares, as the case may be. In the event that the Commission or the Attorney General brings an action pursuant to § 5(l) of the Federal Trade Commission Act, 15 U.S.C. § 45(l), or any other statute enforced by the Commission, Respondents or Abbott shall consent to the appointment of a Divestiture Trustee in such action to Divest the Assets to be Divested or the BSC Shares. Neither the appointment of a Divestiture Trustee nor a decision not to appoint a Divestiture Trustee under this Paragraph shall preclude the Commission or the Attorney General from seeking civil penalties or any other relief available to it, including a court_appointed Divestiture Trustee, pursuant to § 5(l) of the Federal Trade Commission Act, or any other statute enforced by the Commission, for any failure by Respondents or Abbott to comply with this Order.

B.
The Commission shall select the Divestiture Trustee, subject to the consent of Respondent BSC or Abbott, as the case may be, which consent shall not be unreasonably withheld. The Divestiture Trustee shall be a person with experience and expertise in acquisitions and divestitures. If Respondent BSC or Abbott, as the case may be, has not opposed, in writing, including the reasons for opposing, the selection of any proposed Divestiture Trustee within ten (10) Days after notice by the staff of the Commission to Respondent BSC or Abbott, as the case may be, of the identity of any proposed Divestiture Trustee, Respondents or Abbott, as the case may be, shall be deemed to have consented to the selection of the proposed Divestiture Trustee.

C.
Not later than ten (10) Days after the appointment of a Divestiture Trustee, Respondents or Abbott, as the case may be, shall execute a trust agreement that, subject to the prior approval of the Commission, transfers to the Divestiture Trustee all rights and powers necessary to permit the Divestiture Trustee to effect the Divestiture required by this Order.

D.
If a Divestiture Trustee is appointed by the Commission or a court pursuant to this Paragraph, Respondents or Abbott, as the case may be, shall consent to the following terms and conditions regarding the Divestiture Trustee’s powers, duties, authority, and responsibilities:

1.	Subject to the prior approval of the Commission, the Divestiture Trustee shall have the exclusive power and authority to Divest the Assets to be Divested or the BSC Shares, as the case may be.

2.
The Divestiture Trustee shall have one (1) year after the date the Commission approves the trust agreement described herein to accomplish the Divestiture, which shall be subject to the prior approval of the Commission. If, however, at the end of the one (1) year period, the Divestiture Trustee has submitted a plan of Divestiture or believes that the Divestiture can be achieved within a reasonable time, the Divestiture period may be extended by the Commission, or, in the case of a court_appointed Divestiture Trustee, by the court; provided, however, the Commission may extend the Divestiture period only two (2) times.

3.
Subject to any demonstrated legally recognized privilege, the Divestiture Trustee shall have full and complete access to the personnel, books, records and facilities related to the Assets to be Divested by this Order or the BSC Shares and to any other relevant information, as the Divestiture Trustee may request. Respondents or Abbott, as the case may be, shall develop such financial or other information as the Divestiture Trustee may request and shall cooperate with the Divestiture Trustee. Respondents or Abbott, as the case may be, shall take no action to interfere with or impede the Divestiture Trustee’s accomplishment of the Divestiture. Any delays in Divestiture caused by Respondents or Abbott, as the case may be, shall extend the time for Divestiture under this Paragraph in an amount equal to the delay, as determined by the Commission or, for a court_appointed Divestiture Trustee, by the court.

4.
The Divestiture Trustee shall use commercially reasonable efforts to negotiate the most favorable price and terms available in each contract that is submitted to the Commission, subject to Respondents’ absolute and unconditional obligation to Divest expeditiously and at no minimum price. Each Divestiture shall be made in the manner and to an acquirer as required by this Order; provided, however, if the Divestiture Trustee receives bona fide offers from more than one acquiring entity, and if the Commission determines to approve more than one such acquiring entity, the Divestiture Trustee shall Divest to the acquiring entity selected by Respondents from among those approved by the Commission; provided further, however, that Respondents shall select such entity within five (5) Days after receiving notification of the Commission’s approval.

5.
The Divestiture Trustee shall serve, without bond or other security, at the cost and expense of Respondents or Abbott, as the case may be, on such reasonable and customary terms and conditions as the Commission or a court may set. The Divestiture Trustee shall have the authority to employ, at the cost and expense of Respondents or Abbott, as the case may be, such consultants, accountants, attorneys, investment bankers, business brokers, appraisers, and other representatives and assistants as are necessary to carry out the Divestiture Trustee’s duties and responsibilities. The Divestiture Trustee shall account for all monies derived from the Divestiture and all expenses incurred. After approval by the Commission of the account of the Divestiture Trustee, including fees for the Divestiture Trustee’s services, all remaining monies shall be paid at the direction of the Respondents or Abbott, as the case may be, and the Divestiture Trustee’s power shall be terminated. The compensation of the Divestiture Trustee shall be based at least in significant part on a commission arrangement contingent on the Divestiture of all of the relevant assets that are required to be Divested by this Order.

6.
Respondents or Abbott, as the case may be, shall indemnify the Divestiture Trustee and hold the Divestiture Trustee harmless against any losses, claims, damages, liabilities, or expenses arising out of, or in connection with, the performance of the Divestiture Trustee’s duties, including all reasonable fees of counsel and other expenses incurred in connection with the preparation for, or defense of, any claim, whether or not resulting in any liability, except to the extent that such losses, claims, damages, liabilities, or expenses result from misfeasance, gross negligence, willful or wanton acts, or bad faith by the Divestiture Trustee.

7.
In the event that the Divestiture Trustee determines that he or she is unable to Divest the Assets to be Divested in a manner that preserves their marketability, viability and competitiveness and ensures their continued use in the research, Development, manufacture, use, import, distribution, marketing, sale or after-sales support of the relevant Product, the Divestiture Trustee may Divest such additional assets of Respondents and effect such arrangements as are necessary to satisfy the purposes and requirements of this Order.

8.	The Divestiture Trustee shall have no obligation or authority to operate or maintain the Assets to be Divested.

9.	The Divestiture Trustee shall report in writing to Respondents and to the Commission every sixty (60) Days concerning the Divestiture Trustee’s efforts to accomplish the Divestiture.

10.
Respondents or Abbott, as the case may be, may require the Divestiture Trustee and each of the Divestiture Trustee’s consultants, accountants, attorneys and other representatives and assistants to sign a customary confidentiality agreement; provided, however, such agreement shall not restrict the Divestiture Trustee from providing any information to the Commission.

E.
If the Commission determines that a Divestiture Trustee has ceased to act or failed to act diligently, the Commission may a appoint a substitute Divestiture Trustee in the same manner as provided in this Paragraph.

F.
The Commission or, in the case of a court_appointed Divestiture Trustee, the court, may on its own initiative or at the request of the Divestiture Trustee issue such additional orders or directions as may be necessary or appropriate to accomplish the Divestiture required by this Order.

G.	The Divestiture Trustee appointed pursuant to this Paragraph may be the same person appointed as Interim Monitor pursuant to the relevant provisions of this Order.

V.

IT IS FURTHER ORDERED that:

A.	No later than thirty (30) months after the Effective Date, Abbott shall divest all BSC Shares.

B.
Pending divestiture of the BSC Shares, Abbott shall vote the BSC Shares only in proportion to all other shares voted on any matter that comes before a vote of shareholders of BSC, and shall not obtain access to any non-public information related to BSC or otherwise influence the management or operations of BSC by virtue of its stock holdings in BSC.

VI.

IT IS FURTHER ORDERED that:

A.
For a period commencing on the date this Order becomes final and continuing for ten (10) years, Respondents shall not, without providing advance written notification to the Commission, acquire, directly or indirectly, through subsidiaries or otherwise, any ownership, leasehold, or other interest, in whole or in part, in Cameron; provided, however, that such requirement shall not apply to any interest in Cameron that BSC held as of the Effective Date; provided further, however, that in the event Respondents provide financing to Cameron in return for debt that is convertible to equity, such notification under this provision shall be required only when Respondents propose to convert such debt to equity. Said notification shall be given on the Notification and Report Form set forth in the Appendix to Part 803 of Title 16 of the Code of Federal Regulations as amended (hereinafter referred to as “the Notification”), and shall be prepared and transmitted in accordance with the requirements of that part, except that no filing fee will be required for any such notification, notification shall be filed with the Secretary of the Commission, notification need not be made to the United States Department of Justice, and notification is required only of Respondents and not of any other party to the transaction. Respondents shall provide two (2) complete copies (with all attachments and exhibits) of the Notification to the Commission at least thirty (30) days prior to consummating any such transaction (hereinafter referred to as the “first waiting period”). If, within the first waiting period, representatives of the Commission make a written request for additional information or documentary material (within the meaning of 16 C.F.R. § 803.20), Respondents shall not consummate the transaction until thirty (30) days after submitting such additional information or documentary material. Early termination of the waiting periods in this Paragraph may be requested and, where appropriate, granted by letter from the Bureau of Competition. Provided, however, that prior notification shall not be required by this Paragraph for a transaction for which notification is required to be made, and has been made, pursuant to Section 7A of the Clayton Act, 15 U.S.C. § 18a.

B.
Prior to acquiring Control of Cameron, BSC shall not obtain or use any information from Cameron except under the following conditions and only in connection with the exercise of any rights or obligations in any agreement between BSC and Cameron:

1.
With respect to the information required to be provided by Cameron to BSC under the Agreement and Plan of Merger dated November 7, 2003, as amended; the Securities Purchase Agreement dated November 7, 2003, as amended; the Convertible Promissory Note dated September 23, 2005; the Amended and Restated Investor Rights Agreement dated November 7, 2003, as amended; the Stockholder Option and Stock Purchase Agreement dated November 7, 2003, as amended; and any information sharing provisions under any other agreements between BSC and Cameron; and any information BSC obtains by virtue of its shareholding in Cameron (“the Cameron Information”), BSC will provide access to the Cameron Information only to four individuals and their successors at BSC: one from Business Development, one from Regulatory Affairs, one from Marketing Science and one from Clinical (“the Clean Team”). None of the Clean Team (or former members of the Clean Team) will have any other responsibilities related to cardiac rhythm management (other than cardiac ablation) for the duration of any of the agreements with Cameron or until BSC acquires Control of Cameron, whichever comes first.

2.
With respect to information provided by Cameron to BSC prior to the Closing Date, BSC shall ensure that all individuals with such information send all originals and copies to a member of the Clean Team, who shall not provide that information to anyone other than a Clean Team member except as provided in this Order. Provided, however, that information provided by Cameron to Guidant prior to the Closing Date need not be sent to a member of the Clean Team; and provided further, however, that BSC and Guidant shall comply with any restrictions on the use and distribution of such information provided by Cameron to Guidant contained in any agreement between Cameron and Guidant.

3.	The Clean Team will not share the Cameron Information with anyone at BSC except as provided below:

a.	they may provide to BSC Senior Management, who will not share the information with anyone outside the Clean Team, outside counsel and BSC Senior Management:

(1)	information provided by Cameron under Paragraph 6.6(f)(i) of the Securities Purchase Agreement and Paragraph 3.1 of the Convertible Promissory Note; and

(2)
on a quarterly basis, information as to whether Cameron appears to be on a product approval timeline consistent with BSC’s expectations (but not the reasons therefore) and information contained in a quarterly balance sheet and income statement;

b.
they may share the Cameron Information with those BSC Senior Management (who will not share this information with anyone outside the Clean Team, outside counsel and BSC Senior Management) as necessary to conduct due diligence to determine whether to provide Cameron with additional funding if Cameron requests additional funding from BSC other than as set forth in any existing agreement between BSC and Cameron (including Section 3 of the Securities Purchase Agreement, as amended);

c.
they may share the Cameron Information with those BSC Senior Management (who will not share this information with anyone outside the Clean Team, outside counsel and BSC Senior Management) as necessary, in the event of an initial public offering by Cameron or sale of Cameron, to determine whether to convert BSC’s notes into shares pursuant to each Convertible Promissory Note executed (or to be executed) before BSC exercises its option to acquire Cameron.

d.
they may share the Cameron Information with six individuals, which may include individuals within the CRM Business at BSC, and with BSC Senior Management (which six individuals and BSC Senior Management will not share this information with anyone outside the Clean Team and outside counsel, and the six individuals and BSC Senior Management will agree to use this information for the sole purpose of determining whether to exercise the BSC Option):

(1)
as necessary to conduct due diligence to determine whether to exercise the BSC Option upon BSC’s receipt from Cameron of the PMA approval documents and notice from Cameron that the FDA has filed for substantive review of Premarket Approval for the implantable cardiac defibrillator without transvenous leads for the treatment of heart arrhythmias (“Cameron Product”) pursuant to the definition of the "Option Period" in section 8 of the Securities Purchase Agreement of November 7, 2003; and

(2)
for one period not to exceed 45 days, as necessary to conduct due diligence to determine whether to exercise the BSC Option prior to BSC's receipt of the PMA approval documents and notice from Cameron that the FDA has filed for substantive review of Premarket Approval for the Cameron Product; and

e.
they may share the Cameron Information with outside counsel (who will not share this information with anyone outside the Clean Team, BSC Senior Management (if BSC Senior Management is allowed to obtain such information pursuant to this Order), and the six individuals referenced in Paragraph VI.B.3.d. above (if such individuals are allowed to obtain such information pursuant to this Order)) for the purpose of obtaining legal advice concerning complying with this Order.

4.
Only Clean Team members shall be able to exercise BSC’s Board Observation Rights pursuant to Section 5.5 of the Agreement and Plan of Merger, and Section 6.5 of the Securities Purchase Agreement, subject to the restrictions on their ability to share information as provided in this Order.

5.
BSC shall not exercise its rights to obtain information from Cameron pursuant to Section 5.6 of the Agreement and Plan of Merger, Section 6.7 of the Securities Purchase Agreement, or Section 7.5 of each Convertible Promissory Note executed (or to be executed) before BSC exercises its option to acquire Cameron. Provided, however, that if Cameron does not keep the Clean Team reasonably apprised of Cameron’s general financial situation, the Clean Team may exercise BSC rights to obtain information from Cameron pursuant to Section 5.6 of the Agreement and Plan of Merger and 6.7 of the Securities Purchase Agreement. Provided further, however, that the Clean Team will not exercise BSC rights to obtain information from Cameron pursuant to Section 5.6 of the Agreement and Plan of Merger and 6.7 of the Securities Purchase Agreement without giving staff of the Commission thirty (30) days’ advance notice. Such notice shall contain, among other information requested by staff, a detailed description of the information sought by the Clean Team, the information provided by Cameron to the Clean Team, a detailed description of the reasons such information provided by Cameron has not satisfied the requirement to keep the Clean Team reasonably apprised of Cameron’s general financial situation, and a detailed description of all efforts by the Clean Team to obtain such information prior to invoking BSC rights to obtain information from Cameron pursuant to Section 5.6 of the Agreement and Plan of Merger and 6.7 of the Securities Purchase Agreement. Provided further, however, that BSC shall provide a copy of such notice to an Interim Monitor appointed pursuant to Paragraph III. of this Order at the same time it provides the notice to staff of the Commission.

6.
The Clean Team members, BSC Senior Management and the six individuals referenced in Paragraph VI.B.3.d. above, shall, before they obtain any Cameron Information, enter into confidentiality agreements with BSC requiring that they keep Cameron Information confidential as set forth in this Order and use the Cameron Information only in connection with the exercise of any rights or obligations in any agreement between BSC and Cameron and on the bases set forth in this Order.

C.
Prior to acquiring Control of Cameron, BSC shall not exercise its rights under Section 6.1 of the Securities Purchase Agreement dated November 7, 2003, and shall waive the prohibition under Section 6.6(j) of the Securities Purchase Agreement dated November 7, 2003, (the “Ordinary Course Provisions”) except under the following conditions:

1.
BSC shall appoint Neil Dimick as proxy (“Proxy”) to inform BSC as to whether BSC may exercise its right not to consent to (or to decline to waive, as the case may be) requests Cameron makes under the Ordinary Course Provisions. BSC shall not exercise any rights under the Ordinary Course Provisions without the express written approval of the Proxy in advance of BSC’s exercise of rights. The purpose of the Proxy is to ensure that BSC makes decisions with respect to the Ordinary Course Provisions in the same manner as BSC would have made those decisions absent the Guidant transaction. The Proxy shall inform BSC that it may exercise its right not to consent (or to decline to waive, as the case may be) to requests Cameron makes under the Ordinary Course Provisions if the Proxy concludes that the failure to exercise such right could reasonably be expected to have an adverse impact on BSC’s financial investment in Cameron, BSC’s ability to exercise its option to acquire Cameron, or on the value of Cameron to BSC following an exercise by BSC of its option to acquire Cameron. The Proxy shall not consider the consequences on any businesses BSC acquired from Guidant. In making such determination, the Proxy will act as an ordinary, prudent corporation of the scope of BSC. The Proxy shall have access to all the Cameron Information in the possession of BSC. The Clean Team will provide the Proxy the information it provides to BSC Senior Management pursuant to Paragraph VI.B.3.a. of this Order. The Proxy shall not otherwise consult with or communicate with BSC in making his or her determination. If Cameron sends written notice to the Proxy of its intention to take some action covered by the Ordinary Course Provisions, and the notice explains why, in Cameron’s view, the event is not likely to have an adverse impact on BSC’s financial investment in Cameron, on BSC’s ability to exercise its option to acquire Cameron, or on the value of Cameron to BSC following an exercise by BSC of its option to acquire Cameron, then the Proxy shall have twenty (20) Business Days (or such longer period as agreed to by Cameron) to inform BSC that it may exercise its right not to consent (or to decline to waive, as the case may be) to such request.

2.
The Proxy shall be an individual and/or organization with which BSC has not done business in the last 5 years and BSC shall not do business with that individual or organization for the duration of the Proxy’s term. The Proxy shall act in good faith, and shall not have any conflicting obligation (financial or otherwise) with BSC, Cameron, or any other firm engaged in the research, Development, manufacture or sale of ICDs.

3.	The Proxy shall serve until the expiration of the Option Period for BSC to acquire Cameron or upon exercise of that Option.

4.
Respondents shall execute an agreement that, subject to the prior approval of the Commission, sets forth the obligations of the Proxy to determine whether BSC may exercise its rights not to consent to requests Cameron makes under the Ordinary Course Provisions. The Proxy shall have access to all information BSC receives or has received from Cameron. Respondents shall require the Proxy to sign a customary confidentiality agreement pursuant to which the Proxy shall agree to use the Cameron Information only in connection with the purposes set forth in this Order; provided, however, that such agreement shall not restrict the Proxy from providing any information to the Commission or staff of the Commission.

5.
If the Commission determines that the Proxy has ceased to act or failed to act diligently, the Commission may require BSC to appoint a substitute Proxy, subject to the prior approval of the Commission, in the same manner as provided in this Paragraph.

D.
Prior to acquiring Control of Cameron, BSC shall vote its shares only in proportion to all other shares voted on any matter that comes before a vote of shareholders of Cameron. Provided, however, that this provision shall not apply to any matter for which the Proxy has determined that BSC may exercise its rights under the Ordinary Course Provisions.

E.	If BSC does not acquire Control of Cameron prior to the expiration of the Option Period or if BSC is enjoined from acquiring Control of Cameron, then BSC shall:

1.
Return all the Cameron Information to Cameron within sixty (60) days of the expiration of the Option Period or the issuance of an injunction preventing BSC from acquiring Control of Cameron, as applicable, unless Cameron in its sole discretion permits BSC to retain the Cameron Information; and

2.	Divest its interest in Cameron within eighteen (18) months of the expiration of the Option Period or the issuance of an injunction preventing BSC from acquiring Control of Cameron, as applicable.

F.
For a period of twelve (12) months following the completion of any due diligence conducted by BSC of Cameron, the six individuals referenced in Paragraph VI.B.3.d. above shall not participate in any fashion (including without limitation management of) in the design, specification, design review, planning meeting, fabrication or manufacture of any Product in the field of subcutaneous-only implantable cardioverters and defibrillators, with or without pacing function and using non-transvenous leads.

G.
The purpose of this Paragraph is to maintain Cameron as a viable competitor in the research and Development of ICDs, and as a viable potential competitor in the manufacture and sale of ICDs, and to remedy the lessening of competition resulting from the Acquisition as alleged in the Commission’s Complaint.

VII.

IT IS FURTHER ORDERED that:

A.	Within five (5) Days of the Acquisition, Respondents shall submit to the Commission a letter certifying the date on which the Acquisition occurred.

B.
Within thirty (30) Days after the date this Order becomes final, and every sixty (60) Days thereafter until Respondents have fully complied with Paragraphs II.A., II.B., II.C., II.J., and all their responsibilities to render transitional services to the Commission-approved Acquirer as provided in the Remedial Agreement(s); and until Respondents have acquired Control of Cameron or divested its interest in Cameron, whichever occurs first, Respondents shall submit to the Commission a verified written report setting forth in detail the manner and form in which they intend to comply, are complying, and have complied with this Order. Respondents shall submit at the same time a copy of their report concerning compliance with this Order to the Interim Monitor, if any Interim Monitor has been appointed. Respondents shall include in their reports, among other things that are required from time to time:

1.	a full description of the efforts being made to comply with the relevant Paragraphs of this Order;

2.
a detailed plan to deliver all Confidential Business Information required to be delivered to the Commission-approved Acquirer pursuant to Paragraph II.J. and agreed upon by the Commission-approved Acquirer and the Interim Monitor (if applicable) and any updates or changes to such plan;

3.	a description of all Confidential Business Information delivered to the Commission-approved Acquirer, including the type of information delivered, method of delivery, and date(s) of delivery;

4.	a description of the Confidential Business Information currently remaining to be delivered and a projected date(s) of delivery; and

5.	a description of all technical assistance provided to the Commission-approved Acquirer during the reporting period.

C.
Within thirty (30) Days after the date this Order becomes final, and every sixty (60) Days thereafter until Abbott has divested all shares of stock of BSC that it holds or acquires pursuant to the Remedial Agreement, Abbott shall submit to the Commission a verified written report setting forth in detail the manner and form in which it intends to comply, is complying, and has complied with this Order. Abbott shall include in its reports, among other things that are required from time to time:

1.	a full description of the efforts being made to comply with the relevant Paragraphs of this Order;

2.	a full description of the number of shares of stock of BSC sold since its last compliance report, and the number of share remaining to be sold.

D.
On the first anniversary of the date this Order becomes final, and annually thereafter for nine (9) years, and at such other times as staff of the Commission shall request, Respondents shall submit to the Commission a verified written report setting forth in detail the manner and form in which they intend to comply, are complying, and have complied with this Order.

VIII.

IT IS FURTHER ORDERED that Respondents shall notify the Commission at least thirty (30) Days prior to any proposed (1) dissolution of the Respondents, (2) acquisition, merger or consolidation of Respondents, or (3) any other change in the Respondents that may affect compliance obligations arising out of this Order, including, but not limited to, assignment, the creation or dissolution of subsidiaries, or any other change in Respondents.

IX.

IT IS FURTHER ORDERED that, for the purpose of determining or securing compliance with this Order, and subject to any legally recognized privilege, and upon written request with reasonable notice to Respondents made to their principal United States offices, Respondents shall permit any duly authorized representative of the Commission:

A.
Access, during office hours of Respondents and in the presence of counsel, to all facilities and access to inspect and copy all books, ledgers, accounts, correspondence, memoranda and all other records and documents in the possession or under the control of Respondents related to compliance with this Order; and

B.
Upon five (5) Days’ notice to Respondents and without restraint or interference from Respondents, to interview officers, directors, or employees of Respondents, who may have counsel present, regarding such matters.

X.

IT IS FURTHER ORDERED that this Order shall terminate ten (10) years from the date on which this Order becomes final.

By the Commission. Commissioner Harbour recused.

Donald S. Clark
Secretary

SEAL

ISSUED:

APPENDIX I
NON-PUBLIC
ABBOTT AGREEMENT